EXHIBIT 10





                                  COLE & DEITZ
                                Counselors at Law
                                 40 Wall Street
                              New York, N.Y.  10005





                                October 15, 1984



   Monitrend Timing Fund
   222 Bridge Plaza South
   Fort Lee, New Jersey  07024

   Dear Sirs:

             In connection with the proposed public offering of shares, without par value, of Monitrend Timing Fund (the "Fund"), we have examined such records and documents and have made such further investigation and examination as we deemed necessary for the purpose of this opinion.

             It is our opinion that the indefinite number of shares covered by the Fund's Registration Statement on Form N-1A when issued and paid for in accordance with the terms of the offering, as set forth in the prospectus and statement of additional information forming a part of the Registration Statement, will be, when such Registration Statement shall have become effective, legally issued, fully paid and non-assessable by the Trust to the extent set forth in the said prospectus and statement of additional information.

             We hereby consent to the filing of this opinion as an Exhibit to the said Registration Statement and to the reference to us in such prospectus.

                                      Very truly yours,

                                      Cole & Deitz

   cc:  Robert H. Wadsworth